Exhibit 99.1

                        Bravo! Foods Signs Multi-Year
                Manufacturing Agreement with Jasper Products

               Parties Agree To Production Volume Commitments

NORTH PALM BEACH, FL, January 4, 2006 -Bravo! Foods International Corp. (OTC-BB: BRVO), a brand development and marketing company that manufactures, promotes and distributes vitamin-fortified, flavored milks, announced today that it has signed a multi-year distribution agreement with Jasper Products, L.L.C. of Joplin Missouri, one of only three dairy processors in the United States that has approval of the United States Food and Drug Administration to produce aseptic shelf stable milk in bottles. Bravo! has contracted with Jasper, which has produced its flavored milks, including Slammers(R), since 2001, for the continued production of Bravo!'s products through September 2010.

Under the terms of the agreement, the parties have agreed to annual volume commitments for the ordering and production of Bravo!'s various lines of shelf stable single serve flavored milk beverages. The scheduled production commitments with Jasper will be realized on a ramp up basis, commencing in April 2006, with the installation of additional processing equipment at Jasper's Joplin plant. These production commitments will satisfy the agreed upon supply obligation of Bravo! to Coca-Cola Enterprises, Inc. (CCE), under Bravo!'s Master Distribution Agreement with CCE by the summer of 2006.

To secure the production commitments, as well as the right of first refusal for Jasper's additional production capacity going forward, Bravo! has paid a one time equipment mobilization payment of $2.7 million to Jasper. The agreement incorporates per unit monetary penalties for both unused capacity by Bravo! and any production shortfall by Jasper.

Roy Warren, Bravo!'s Chief Executive Officer, said "The importance of entering into this agreement with Jasper cannot be overstated. By it, we satisfy our supply obligations under the CCE Master Distribution Agreement and move closer to our long term production goals." Mr. Warren continued, "Perhaps more important, is the continuation of our past relationship with Jasper - one that has been invaluable to Bravo! in terms of Jasper's support, cooperation and faith in our business."


About Bravo! Foods

Bravo! Foods International Corp. develops, brands, markets, distributes and sells nutritious, flavored milk products throughout the 50 states, the United Kingdom, Mexico and various Middle Eastern countries. Bravo!'s products are available in the United States and internationally through production agreements with regional aseptic milk processors and are currently sold under the brand name Slammers(R).

Many of Bravo! Foods' Slammers(R) line of extended shelf-life, single-serve milk drinks are co-branded through exclusive partnerships with Masterfoods(TM), a division of Mars Incorporated(TM), Marvel
Entertainment(TM) and MD Enterprises(TM) (Moon Pie(R)), providing superior name recognition packaged with quality, great-tasting drinks.

Slammers(R) are now available at more than 35,000 stores nationwide, including such popular chains as: 7-Eleven, A&P, Associated Grocers, Bi-Lo, Bruno's, C/S Metro, Dutch Farms, Giant Food Stores, Jewel, Mars, Pathmark, Piggly Wiggly, Ralphs, Safeway, Sam's Club, Shaw's, ShopRite, Speedway, SuperTarget, Unified, Waldbaums, Walgreens and White Rose.


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For more information, visit: http://www.bravobrands.com.

Contact: Jeff Kaplan, CFO Bravo! Foods, 561-625-1411

Investor Relations Contacts:
Integrated Corporate Relations
Kathleen Heaney 203-803-3585
Amanda Mullin, 203-858-4036.


Forward Looking Statements
Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.


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